Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 is a part, of the report dated February 9, 2015 relative to the financial statements of Puravita Corporation as of December 31, 2014 and 2013 and for the years then ended.

We also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

Messineo & Co., CPAs, LLC
Clearwater, Florida
May 4, 2015